Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA 98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

Toucan Interactive Corp.

We consent to the use of our report dated June 28, 2021 with respect to the financial statements of Toucan Interactive Corp. as of February 28, 2021 and February 29, 2020 and the related statements of operations, shareholders’ deficit and cash flows for the periods then ended. We also consent to the reference to our firm under the caption “Experts” in the Form 10-K.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 30, 2021

/S/ Michael Gillespie & Associates, PLLC